Exhibit 99.1

ChineseInvestors.com, Inc. Explores Investment into Cryptocurrency Mining Through Testing of ASIC (Application Specific Integrated Circuit) Machines With Plans to Expand its Mining Operations in the Near Future.

SAN GABRIEL, CA ( March ____ , 2018) - ChineseInvestors.com, Inc. (OTCQB: CIIX) (“CIIX” or the “Company”), the premier financial information website for Chinese-speaking investors, today announces that it is exploring investments into Cryptocurrency Mining with its recent purchase of ASIC (Application Specific Integrated Circuit) machines used to mine SHA-256 or Scrypt mining algorithms to earn cryptocurrencies such as Bitcoin and Litecoin.

The Company’s initial trial included the purchase of 20 BitMain L3+ Antminers and 7 BitMain S9 AntMiners that were installed inside a top of the line and secured datacenter near Seattle. Based on initial reports, the Company anticipates that this will be a successful venture that will open the door for the Company to consider adding 500 or more ASIC units and to make an additional investment in graphical processing units (“GPUs”) and other equipment suitable for blockchain mining that can achieve minimum hash rates consistent with the equipment specifications by the end of its fiscal year, May 31, 2018.

According to ChineseInvestors.com, Inc.’s CEO Warren Wang, “this initial step into cryptocurrency mining positions the Company to capitalize on a growing industry which could have tremendous upside potential. Moreover, the knowledge that CIIX is gaining and the professional contacts it is developing in the cryptocurrency space is synergistic with the educational content the Company provides subscribers on its crypto news platform, NewCoins168.com.

“The Company endeavors to be on the cutting edge of blockchain technology and to stay ahead of the curve in an effort to continue to build shareholder value and increase revenues this year.”

About ChineseInvestors.com (OTCQB: CIIX)

Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing: (a) real-time market commentary, analysis, and educational related services in Chinese language character sets (traditional and simplified); (b) advertising and public relation related support services; and (c) retail, online and direct sales of hemp-based products and other health related products.

For more information visit ChineseInvestors.com

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

Contact:

ChineseInvestors.com, Inc.

227 W. Valley Blvd, #208 A

San Gabriel, CA 91776

Investor Relations:

Alan Klitenic

+1.214.636.2548

Corporate Communications:

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